Exhibit 2.3

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of January 11, 2017.

BETWEEN:

PATIENT HOME MONITORING CORP., a company continued under the laws of British Columbia

(“PHM”)

AND:

VIEMED HEALTHCARE, INC., a company incorporated under the laws of British Columbia

(“Newco”)

RECITALS:

A.
PHM intends to propose to the PHM Securityholders an arrangement involving, among other things, the reorganization of the capital of PHM and the exchange of: (i) New Common Shares and Newco Shares for the PHM Shares held by the PHM Shareholders and (ii) New PHM Options and Newco Options for the PHM Options held by the PHM Optionholders, in each case in accordance with the terms and subject to the conditions contained in this Agreement;

B.	The Parties intend to carry out the transactions contemplated herein pursuant to a plan of arrangement under section 288 of the BCBCA;

C.	The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Arrangement; and

D.	Each of the Parties has agreed to participate in and support the Arrangement and related transactions.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, unless the context otherwise requires, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended.

“5 Day VWAP” at any particular time in respect of a security means the volume weighted average trading price of the security on the principal exchange on which the security is traded for the five previous consecutive trading days, calculated by dividing the total value of all trades by the total volume of all trades for such five day period, and in the case of a calculation of the 5 Day VWAP of Newco further divided by ten to reflect the exchange ratio of PHM Shares for Newco Shares pursuant to the Arrangement.

“10 Day VWAP” at any particular time in respect of a security means the volume weighted average trading price of the security on the principal exchange on which the security is traded for the ten previous consecutive trading days, calculated by dividing the total value of all trades by the total volume of all trades for such ten day period, and in the case of a calculation of the 10 Day VWAP of Newco further divided by ten to reflect the exchange ratio of PHM Shares for Newco Shares pursuant to the Arrangement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, following completion of the Arrangement, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-specified Person.  It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement, no member of the Newco Group  shall be deemed to be an Affiliate of any member of the PHM Group and no member of the PHM Group shall be deemed to be an Affiliate of any member of the Newco Group.

“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Arrangement Agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof.

“Arrangement” means the arrangement under section 288 of the BCBCA contemplated by the Plan of Arrangement.

“Arrangement Resolution” means the special resolution to be considered and voted on by PHM Securityholders at the Meeting approving the Arrangement, to be in substantially the form attached as Schedule B to this Agreement.

“Basket Amount” means USD $10,000.

“BCBCA” means the Business Corporations Act (British Columbia), as amended, and the regulations thereunder.

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in Vancouver, British Columbia, Toronto, Ontario and Lafayette, Louisiana for the transaction of banking business.

“CalCardio” means Patient Home Monitoring, Inc., a Washington corporation, and an indirect wholly-owned subsidiary of PHM.

“CalCardio Sale” has the meaning given to it in Section 2.20.

“Capital Leases” has the meaning given to it in Section 2.16.

“Confidential Information” means all information that concerns the business or affairs of PHM or its Affiliates or Newco or its Affiliates, as applicable, including but not limited to, programs, specifications, documentation, methodology, marketing information, product formulas, customers and suppliers and related information used in such Party’s business and any materials evidencing the same and all copies of thereof; provided, however, Confidential Information shall not include information to the extent: (a) such information becomes generally available to and known by the public other than as a result of unauthorized disclosure by a Party, any of its Affiliates or any of their respective representatives, or (b) has been approved for release by written authorization by such Party.

“Court” means the Supreme Court of British Columbia.

“CRA Ruling” means the written advance income tax ruling of the Canada Revenue Agency stating, among other things, that (i) the transactions contemplated in Section 2.1(b)(ii) hereof (the “Capital Reorganization Transactions”) constitute a reorganization of the capital of PHM for the purposes of Section 86 of the Tax Act, (ii) the tax treatment of the Capital Reorganization Transactions will be governed by the rules set out in Section 86 of the Tax Act, and (iii) no PHM Securityholder will be deemed to have received a dividend by virtue of the execution of the Capital Reorganization Transactions.

“Damages” means liabilities, claims, damages, fines, fees, taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements (including, without limitation, any amount of liability paid, incurred, or offset by way of settlement agreement or any other settlement consideration, whether liquidated in amount or not) and other losses (including consequential damages) and fees and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) in connection with any Action or proceeding, Third Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing from the date of incurrence.

“Dispute Period” has the meaning given to it in Section 2.23(c).

“Dissent Rights” has the meaning set out in Section 3.1 of the Plan of Arrangement.

“Effective Date” means the date selected by PHM as being the date upon which the Arrangement first becomes effective.

“Effective Time” means 12:01 a.m. (Pacific Standard Time) on the Effective Date, or such other time on the Effective Date as determined by PHM.

“Election” has the meaning given to it in Section 2.8(c).

“Eligible Newco Optionholders” means each person that is an “Eligible Person” as defined in the Newco Option Plan, which shall include each officer, director and employee and each Management Company Employee and Consultant (as such capitalized terms are defined in Policy 4.4 of the TSX-V’s Corporate Finance Manual) of Newco upon completion of the Arrangement.

“Eligible PHM Optionholders” means each person that is an “Eligible Person” as defined in the New PHM Option Plan, which shall include each officer, director and employee and each Management Company Employee and Consultant (as such capitalized terms are defined in Policy 4.4 of the TSX-V’s Corporate Finance Manual) of PHM upon completion of the Arrangement.

“Eligible Transaction Expenses” means any legal, accounting, investment banking, filing and other reasonable and customary expenses incurred in connection with the Arrangement and the transactions under this Agreement and the Plan of Arrangement.

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time before the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Former PHM Optionholders” means the holders of unexercised PHM Options immediately before the Effective Time.

“Holdco” means a company to be formed under the laws of the State of Delaware as a wholly-owned subsidiary of PHM Logistics Corporation.

“Holdco Shares” means shares of common stock in the authorized capital of Holdco as constituted prior to the Effective Time.

“Home Sleep” means Home Sleep Delivered, L.L.C., a limited liability company organized under the laws of the State of Louisiana.

“Indemnified Party” means, with respect to any claim for indemnity under Section 5.1 or Section 5.2, a Person who is seeking indemnification from another Person.

“Indemnifying Party” means, with respect to any claim for indemnity under Section 5.1 or Section 5.2, a Person from whom another Person is seeking indemnification.

“Information Circular” means, collectively, the notice of meeting and the management information circular of PHM, including all schedules thereto, to be sent to PHM Securityholders in connection with the Meeting.

“Interim Order” means the interim order of the Court in respect of the Arrangement providing for, among other things, the calling and holding of the Meeting, as the same may be amended, supplemented or varied by the Court.

“Lightwater Litigation” means the action brought against PHM by Lightwater Long Short Fund LP in the City of Toronto bearing Court File No. CV-14-518989.

“Logimedix” means Hollywood Healthcare Corp., an indirectly wholly-owned subsidiary of PHM organized under the laws of the State of Florida doing business under the name Logimedix.

“Meeting” means the annual and special meeting of the PHM Securityholders (including any adjournment or postponement thereof) to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement Resolution.

“New Common Shares” means common shares in the authorized share structure of PHM to be created in accordance with the Plan of Arrangement and which will have attached thereto the same rights and privileges as the PHM Shares immediately prior to the Effective Time.

“New PHM Exercise Price Ratio” means the ratio determined by the following formula:

X
(X+Y)

where

X = the 5 Day VWAP of the New Common Shares immediately following the Effective Time, and

Y = the 5 Day VWAP of the Newco Shares immediately following the Effective Time.

“New PHM Option Plan” means the stock option plan of PHM to be adopted and approved in connection with the Arrangement that will replace the PHM Option Plan and pursuant to which New PHM Options will be granted.

“New PHM Options” means the stock options of PHM that will be granted to Eligible PHM Optionholders under the Arrangement and will be exercisable for New Common Shares pursuant to the New PHM Option Plan.

“New PHM Warrants” means share purchase warrants to acquire New Common Shares.

“Newco” means Viemed Healthcare, Inc., a company incorporated under the laws of British Columbia.

“Newco Exercise Price Ratio” means the ratio determined by the following formula:

Y
(X+Y)

where

X = the 5 Day VWAP of the New Common Shares immediately following the Effective Time, and

Y = the 5 Day VWAP of the Newco Shares immediately following the Effective Time.

“Newco Group” means Newco, each subsidiary of Newco and any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Newco, in each case immediately after the Effective Time.

“Newco Option Plan” means the stock option plan of Newco to be adopted and approved in connection with the Arrangement and pursuant to which Newco Options will be granted.

“Newco Options” means the stock options of Newco that will be granted to Eligible Newco Optionholders pursuant to the Arrangement and will be exercisable for Newco Shares pursuant to the Newco Option Plan.

“Newco Reorganization” has the meaning given to it in Section 2.8.

“Newco Shares” means the common shares in the capital of Newco.

“Newco Warrants” means share purchase warrants to acquire Newco Shares;

“Notice of Objection” has the meaning given to it in Section 2.23(c).

“Parties” means PHM and Newco, and “Party” means any one of them.

“Payment Notice” has the meaning given to it in Section 2.23(b).

“Person” means any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

“PHM” means Patient Home Monitoring Corp., a company continued under the laws of British Columbia.

“PHM Board” means the board of directors of PHM, as may be constituted from time to time.

“PHM Broker Warrants” means the compensation options to purchase PHM Shares issued effective May 4, 2015 which are outstanding immediately before the Effective Time.

“PHM Group” means PHM, each subsidiary of PHM and any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with PHM, in each case immediately after the Effective Time

“PHM Optionholders” means holders of PHM Options.

“PHM Option Plan” means the stock option plan of PHM dated June 1, 2010, as amended.

“PHM Options” means the outstanding options to purchase PHM Shares granted pursuant to the PHM Option Plan.

“PHM Securities” means, collectively, the PHM Shares and the PHM Options.

“PHM Securityholders” means, together, the PHM Shareholders and PHM Optionholders.

“PHM Shareholder” means a holder of PHM Shares.

“PHM Shares” means the common shares in the authorized share structure of PHM as constituted prior to the Effective Time.

“PHM Warrantholders” means holders of PHM Warrants and PHM Broker Warrants.

“PHM Warrants” means the warrants issued pursuant to the PHM Warrant Indentures which are outstanding immediately before the Effective Time.

“PHM Warrant Indentures” means the Warrant Indenture dated August 27, 2014 and the Warrant Indenture dated May 4, 2015, in each case between PHM and Computershare Trust Company of Canada.

“Plan of Arrangement” means the plan of arrangement attached as Schedule A hereto.

“Registrar” means the Registrar of Companies appointed under the BCBCA.

“Sleepco” means Sleep Management and Home Sleep, together.

“Sleepco Shares” means the membership interests and units, as applicable, in the authorized capital of Sleep Management and Home Sleep, together.

“Sleep Management” means Sleep Management, L.L.C., a limited liability company organized under the laws of the State of Louisiana.

“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations thereunder.

“Third Party Claim” means any claim, action, charge, complaint, suit, litigation, arbitration, grievance, inquiry, proceeding, hearing, audit, examination, investigation or like matter (including any civil, criminal, administrative, investigative or appellate proceeding), which is asserted or threatened by a party other than the Parties hereto or their respective Affiliates, against any Indemnified Party or to which any Indemnified Party is subject;

“TSX-V” means the TSX Venture Exchange.

“United States” or “U.S.” means the United States of America and any territory or possession thereof, any state of the United States, and the District of Columbia.

1.2	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4	Date for Any Action

If the date on which any action is required to be taken by a Party is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.5	Article References

Unless the contrary intention appears, references in this Agreement (excluding the Plan of Arrangement) to an article, section, subsection, paragraph or schedule by number or letter or both refer to the article, section, subsection, paragraph or schedule, respectively, bearing that designation in this Agreement (excluding the Plan of Arrangement).

1.6	Extended Meanings

Unless the context otherwise requires, words importing the singular number will include the plural and vice versa and words importing any gender will include all genders.

1.7	Schedules

The following Schedules are incorporated by reference into this Agreement and form a part hereof:

Schedule A	Plan of Arrangement
Schedule B	Arrangement Resolution
Schedule C	Capital Leases

ARTICLE 2
THE ARRANGEMENT AND RELATED TRANSACTIONS

2.1	Arrangement

PHM and Newco agree to achieve the following in connection with or as a result of the completion of the Plan of Arrangement:

(a)	PHM and Newco will undertake the Newco Reorganization immediately prior to the Effective Time; and

(b)	Pursuant to the Plan of Arrangement, each of the following steps will occur in successive order:

(i)
each PHM Option that has not been duly exercised prior to the Effective Time will be deemed to be surrendered and shall be cancelled (without any action on the part of the holder of the PHM Option), each agreement relating to each PHM Option will be terminated and of no further force and effect, and, in exchange, each Former PHM Optionholder will be entitled, to receive the following:

(A)
for each PHM Option registered in the name of an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, with the exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price Ratio (rounded to the nearest half cent), and with the same expiry date and vesting terms as the PHM Option so exchanged,

(B)
for each fully-vested PHM Option registered in the name of a person other than an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, with the exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price Ratio (rounded to the nearest half cent), and with an expiry date on the date that is three (3) months after the Effective Date, and

(C)
for each PHM Option registered in the name of an Eligible Newco Optionholder that is outstanding immediately before the Effective Time, the holder will receive one tenth (1/10) of a Newco Option, with each whole Newco Option entitling the holder to purchase from Newco one (1) Newco Share for every PHM Share that could be purchased under the PHM Option, with an exercise price per Newco Share equal to ten times the exercise price of the applicable PHM Option multiplied by the Newco Exercise Price Ratio (rounded to the nearest half cent), and with the same expiry date and vesting terms as the PHM Option so exchanged, provided that, none of the New PHM Options or Newco Options will be exercisable until, subsequent to the Effective Date, five trading days have elapsed in respect of each of PHM and Newco, such that the New PHM Exercise Price Ratio and Newco Exercise Price Ratio have been determined; and

(ii)
PHM will undertake a reorganization of capital within the meaning of Section 86 of the Tax Act, involving: (A) the creation of a new class of shares consisting of an unlimited number of New Common Shares; (B) the exchange of each outstanding PHM Share for one (1) New Common Share and one tenth (1/10) of one Newco Share; (C) the elimination of the PHM Shares; and (D) the adjustment of the capital of PHM such that the paid-up capital in respect of the New Common Shares for the purposes of the Tax Act will be equal to the paid-up capital in respect of the PHM Shares immediately prior to the Effective Time, less the fair market value of the Newco Shares distributed on the exchange set out in clause (B) herein as calculated in accordance with the terms of the Plan of Arrangement.

2.2	Court Orders

As soon as reasonably practicable, and subject to compliance with the terms and conditions contained herein, PHM will:

(a)	apply to the Court under section 291 of the BCBCA for an order approving the Arrangement, and in connection with such application will:

(i)
forthwith file, proceed with and diligently prosecute an application for an Interim Order under section 291 of the BCBCA providing for, among other things, the calling and holding of the Meeting for the purpose of considering and, if deemed advisable, passing the Arrangement Resolution; and

(ii)
subject to the passing of the Arrangement Resolution by the PHM Securityholders, as contemplated in the Interim Order, file, proceed with and diligently prosecute an application to the Court for the Final Order; and

(b)
subject to the satisfaction or waiver by PHM of the conditions set out in Section 2.11, file with the Registrar a copy of the Final Order, a notice of alteration and such other documents as may be required in connection with the Arrangement.

2.3	Interim Order

The Interim Order sought by PHM will provide:

(a)	that the only securities of PHM which will be entitled to vote on the Arrangement Resolution will be the PHM Shares and PHM Options;

(b)	that the record date for the Meeting will be the date determined by the PHM Board;

(c)	that each PHM Shareholder will be entitled to one vote for each PHM Share held as of the record date of the Meeting;

(d)
that each PHM Optionholder will be entitled to one vote for each PHM Share such PHM Optionholder would be entitled to receive upon valid exercise of the PHM Options held by such PHM Optionholder as of the record date of the Meeting;

(e)
that the requisite majority for the passing of the Arrangement Resolution will be at least two-thirds (66 2/3%) of the votes cast on the Arrangement Resolution by the registered PHM Shareholders and PHM Optionholders as of the record date of the Meeting present in person or represented by proxy at the Meeting, voting together as a single class;

(f)	that in all other respects, the terms, conditions and restrictions of PHM's constating documents, including quorum requirements and other matters, will apply in respect of the Meeting;

(g)	that the PHM Securityholders will be granted Dissent Rights;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i)	that the Meeting may be postponed or adjourned from time to time by the PHM Board, subject to the terms of this Agreement, without the need for additional approval of the Court;

(j)
that it is PHM's intention to rely upon the exemption from registration provided by Section 3(a)(10) of the 1933 Act with respect to the New Common Shares, Newco Shares, New PHM Options, and Newco Options, to be issued, distributed and exchanged, as applicable, pursuant to the Arrangement, based on the Court's approval of the Arrangement; and

(k)	for such other matters as PHM may reasonably require.

2.4	PHM Meeting

Subject to receipt of the Interim Order and the terms of this Agreement, PHM agrees to convene and conduct the Meeting for the purposes of considering the Arrangement Resolution in accordance with the Interim Order, PHM's constating documents and applicable laws as soon as reasonably practicable.

2.5	PHM Circular

(a)
PHM will prepare the Information Circular in compliance with applicable securities laws and file the Information Circular on a timely basis in all jurisdictions where the same is required to be filed and mail the same as required by the Interim Order and in accordance with all applicable laws in all jurisdictions where the same is required.

(b)
PHM will ensure that the Information Circular complies with applicable securities laws, and, without limiting the generality of the foregoing, that the Information Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made and will provide PHM Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting. Without limiting the generality of the foregoing, the Information Circular will include (i) a statement that the PHM Board has, after receiving legal and financial advice, unanimously determined that the Arrangement Resolution is in the best interests of PHM and recommends that the PHM Securityholders vote in favour of the Arrangement Resolution; and (ii) a statement that each director and executive officer of PHM intends to vote all of such individual’s PHM Securities in favour of the Arrangement Resolution and against any resolution submitted by any PHM Securityholders that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement.

2.6	Commitment to Effect

Subject to termination of this Agreement pursuant to Section 4.2 or otherwise, the Parties agree to be bound by the Plan of Arrangement and each will use all reasonable efforts and do all things reasonably required to cause the Arrangement to become effective on such date as the PHM Board may determine.

2.7	Effect of the Arrangement and Effective Date

Subject to the satisfaction or, where not prohibited by applicable law, the waiver of the conditions set forth in Section 2.11 by the applicable Party for whose benefit such conditions exist (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited by applicable law, the waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist), upon the Arrangement Resolution having been approved and adopted by the PHM Securityholders at the Meeting in accordance with the Interim Order and PHM obtaining the Final Order, the Arrangement will be effective at the Effective Time on the Effective Date.

2.8	Newco Reorganization

(a)	Immediately before the Effective Time, PHM and Newco will effect transactions whereby (the “Newco Reorganization”):

(i)	PHM Logistics Corporation, an indirect wholly-owned subsidiary of PHM, will transfer the Sleepco Shares to Holdco;

(ii)	the Holdco Shares will ultimately be transferred to PHM through a series of distributions by PHM’s wholly-owned subsidiaries to their direct shareholders;

(iii)	PHM will contribute to Newco the Holdco Shares on an “as is, where is” basis in exchange for Newco Shares; and

(iv)
PHM and the applicable parties will complete the transactions contemplated by the Share Purchase Agreement between PHM Logistics Corporation and Holdco and the Asset Purchase Agreement between PHM and Newco, each dated the date hereof (together, the “Purchase and Sale Agreements”).

(b)	Following the completion of the Newco Reorganization, the total number of outstanding Newco Shares will equal the total number of Newco Shares to be distributed pursuant to the Arrangement;

(c)
In connection with the Newco Reorganization, PHM and Newco will, at the discretion of PHM, file an election under subsection 85(1) of the Tax Act (the “Election”) in the prescribed manner and within the time prescribed by the Tax Act, and the corresponding provisions of any applicable provincial or territorial tax legislation. In the Election, PHM and Newco will elect an amount determined by PHM within the limits set by the Tax Act.

2.9	Name Change

Prior to the Effective Time, PHM may, at its discretion, change its corporate name to “Apparo Health Care Services Corp.”, or such other name as shall be determined by the PHM Board and approved by the Registrar.

2.10	PHM Warrants and PHM Broker Warrants

(a)
As contemplated by the terms of the PHM Warrant Indentures and the certificates representing the PHM Broker Warrants, upon completion of the Arrangement, the PHM Warrants and PHM Broker Warrants shall cease to represent the right to acquire PHM Shares and they shall be replaced with New PHM Warrants and Newco Warrants which shall represent the right, upon exercise thereof, to acquire that number of New Common Shares and Newco Shares, respectively, that a PHM Warrantholder would have been entitled to receive at the Effective Time if such PHM Warrantholder had been the holder of the number of PHM Shares receivable upon the exercise of the PHM Warrants or PHM Broker Warrants, as applicable, then held by such PHM Warrantholder.  The respective exercise prices of the New PHM Warrants and Newco Warrants issued to replace the PHM Warrants and PHM Broker Warrants, as applicable, will be calculated as follows:

(i)
the exercise price per New Common Share pursuant to the New PHM Warrants shall be equal to the exercise price of the applicable PHM Warrant or PHM Broker Warrant in effect prior to the Effective Date multiplied by the New PHM Exercise Price Ratio (rounded to the nearest half cent); and

(ii)
the exercise price per Newco Share pursuant to the Newco Warrant shall be equal to ten times the exercise price of the applicable PHM Warrant or PHM Broker Warrant in effect prior to the Effective Date multiplied by the Newco Exercise Price Ratio (rounded to the nearest half cent).

(b)
In accordance with the provisions of each of the PHM Warrant Indentures, PHM and Newco will enter into supplemental indentures with respect to the PHM Warrants in form and substance satisfactory to PHM and Newco, respectively, to reflect the adjustments contemplated in the PHM Warrant Indentures which are described in this Section 2.10.  Following the Effective Time, PHM and Newco will, at the request of a holder of PHM Warrants, issue certificates representing the New PHM Warrants and Newco Warrants issued in replacement of the PHM Warrants outstanding immediately prior to the Effective Time which reflect the adjusted terms described above.

(c)
PHM and Newco will, in accordance with the terms of the PHM Broker Warrants, issue certificates representing the New PHM Warrants and Newco Warrants issued in replacement of the PHM Broker Warrants outstanding immediately prior to the Effective Time which reflect the adjusted terms described above.

2.11	Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement, and to file with the Registrar a copy of the Final Order, a notice of alteration and such other documents as may be required in connection with the Arrangement, will be subject to the satisfaction of the following conditions:

(a)	the Interim Order will have been granted in form and substance satisfactory to PHM;

(b)	the Arrangement Resolution will have been passed by the PHM Securityholders in accordance with the Interim Order;

(c)	the Final Order will have been granted in form and substance satisfactory to PHM;

(d)	the TSX-V will have conditionally approved the transactions contemplated herein, including the listing of the Newco Shares, subject to compliance with the listing requirements of the TSX-V;

(e)
the New Common Shares, Newco Shares, New PHM Options, and Newco Options distributable and exchangeable, as applicable, pursuant to the Arrangement will be exempt from registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof;

(f)	PHM will have obtained the CRA Ruling in form and substance satisfactory to PHM;

(g)
PHM will have obtained duly executed and legally binding resignations, effective as of the Effective Time, of Casey Hoyt, Michael Moore, Michael Dalsin and Roger Greene, together with corresponding mutual releases from each such individual, each in form and substance satisfactory to PHM, Casey Hoyt, Michael Moore, Michael Dalsin and Roger Greene, respectively;

(h)	PHM will have received satisfactory advice from its counsel as to the tax consequences of the Arrangement to PHM and the PHM Securityholders;

(i)
all other material consents, orders and approvals, including any regulatory or judicial approvals or orders, that PHM or Newco considers necessary or desirable to effect the Arrangement will have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances on terms and conditions that are acceptable to PHM or Newco, as applicable;

(j)	no order or decree restraining or enjoining the consummation of the Arrangement or any of the other transactions contemplated by this Agreement will be in force immediately before the Effective Time;

(k)	the PHM Board will have determined to proceed with the Arrangement having considered the number of PHM Securities in respect of which Dissent Rights have been exercised (if any);

(l)	the Newco Reorganization will have been completed;

(m)
PHM and Newco will have entered into supplemental indentures with Computershare Trust Company of Canada with respect to the New PHM Warrants and Newco Warrants, as contemplated by Section 2.10, on terms and conditions satisfactory to PHM and Newco, respectively;

(n)
Gregory Crawford will have entered into a Voting Support and Standstill Agreement, on terms and conditions satisfactory to PHM and Newco, respectively, whereby he will agree (i) to vote his Newco Shares at the direction of Casey Hoyt and Michael Moore for a period of 12 months following the Effective Date, (ii) not to sell or buy any New Common Shares or Newco Shares during the five (5) trading day period immediately following the Effective Date, and (iii) not to sell more than 15% of his total shareholdings in Newco in any one month for a period of six months following the Effective Date, provided that such restriction on the sale of Newco Shares will cease if subsequent to the Effective Date Newco trades at a 10 Day VWAP which is 150% greater than the 10 Day VWAP of PHM for the last 10 trading days immediately preceding the Effective Date multiplied by the Newco Exercise Price Ratio;

(o)
Casey Hoyt and Michael Moore will have entered into a Voting Support and Standstill Agreement, on terms and conditions satisfactory to PHM and Newco, respectively, whereby each of them will agree (i) to vote his New Common Shares at the direction of Gregory Crawford for a period of 12 months following the Effective Date, (ii) not to sell or buy any New Common Shares or Newco Shares during the five (5) trading day period immediately following the Effective Date, and (iii) not to sell more than 15% of his total shareholdings in PHM in any one month for a period of six months following the Effective Date, provided that such restriction on the sale of PHM Shares will cease if subsequent to the Effective Date PHM trades at a 10 Day VWAP which is 150% greater than the 10 Day VWAP of PHM for the last 10 trading days immediately preceding the Effective Date multiplied by the New PHM Exercise Price Ratio; and

(p)	this Agreement will not have been terminated under Section 4.2 or otherwise.

2.12	Merger of Conditions

The conditions set out in Section 2.11 will be conclusively deemed to have been satisfied or waived at the Effective Time.  Notwithstanding the foregoing, no waiver of any conditions set out in Section 2.11 will be effective without the approval of the PHM Board.

2.13	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all of the New Common Shares, Newco Shares, New PHM Options, and Newco Options issued, distributed and exchanged, as applicable, in the course of and on completion of the Arrangement will be delivered by PHM or Newco, as applicable, to the relevant PHM Securityholders in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the 1933 Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the 1933 Act before the hearing required to approve the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness (both procedurally and substantively) of the Arrangement to the PHM Securityholders;

(d)
PHM will ensure that each PHM Securityholder entitled to receive New Common Shares, Newco Shares, New PHM Options, and Newco Options, as applicable, on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to approve the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)
the PHM Securityholders entitled to receive New Common Shares, Newco Shares, New PHM Options, and Newco Options, as applicable, will be advised that the same will be issued, distributed and exchanged, as applicable, pursuant to the Arrangement, have not been and will not be registered under the 1933 Act and will be issued, distributed and exchanged by PHM or Newco, as applicable, in reliance on the exemption under Section 3(a)(10) of the 1933 Act;

(f)
the Interim Order will specify that each PHM Securityholder will have the right to appear before the Court at the hearing to approve the Arrangement as long as they enter an appearance within the time prescribed by the Interim Order;

(g)	the Final Order will contain a statement to the effect that the Arrangement is fair to the PHM Securityholders; and

(h)	the Final Order will include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of PHM and Newco, pursuant to the Plan of Arrangement.”

2.14	U.S. Tax Matters

PHM will advise the PHM Securityholders who are resident in, or citizens of, the United States to consult their own tax advisors to determine the particular United States tax consequences to them of the Arrangement in light of their particular situation, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction. No rulings from the Internal Revenue Service or legal opinions have been or will be sought with respect to any of the tax consequences relating to the transactions described herein including, without limitation, with respect to income, estate, gift or other tax consequences.

2.15	Acknowledgement Relating to Advances to Sleepco

The Parties acknowledge that, on or about September 26, 2016, PHM and its Affiliates advanced USD$2,250,000 (the “Sleepco Advance”) to Sleepco and, in addition, as of September 30, 2016, there existed intercompany balances representing advances from PHM and its Affiliates to Sleepco in an aggregate amount of approximately USD$300,000 (the “Existing Sleepco Advances”).  The Parties acknowledge and agree that, effective immediately prior to the Effective Time, the Sleepco Advance and Existing Sleepco Advances shall be cancelled, terminated and extinguished and treated as capital contributions by PHM and its Affiliates to Sleepco.

2.16	Obligations Relating to Newco’s Business

Except as otherwise provided herein, Newco shall be responsible for all obligations directly relating to Newco, its Affiliates and their respective businesses, whether arising before or after the Effective Time, and prior to the Effective Time PHM and Newco shall use commercially reasonable efforts to remove PHM and its Affiliates from any obligations directly relating to Newco, its Affiliates and their respective businesses, including all guarantees from PHM or its Affiliates under the capital leases set forth in Schedule C (the “Capital Leases”).

2.17	Obligations Relating to PHM’s Business

Except as otherwise provided herein, PHM shall be responsible for all obligations directly relating to PHM, its Affiliates and their respective businesses, whether arising before or after the Effective Time, and prior to the Effective Time PHM and Newco shall use commercially reasonable efforts to remove Newco and its Affiliates from any obligations directly relating to PHM, its Affiliates, and their respective businesses.

2.18	Eligible Transaction Expenses

The Parties agree that Eligible Transaction Expenses up to a maximum of USD$500,000 relating to the Arrangement will be borne by PHM and that any and all Eligible Transaction Expenses in excess of USD$500,000 shall be borne one-half by PHM and one-half by Newco.  A Party claiming reimbursement pursuant to this Section 2.18 shall provide the other Party with a notice setting forth its calculation of the amount to be reimbursed made in accordance with Section 2.23.

2.19	Reimbursable Expenses; Shared Expenses

The Parties agree that from time to time, PHM and Sleepco/Newco will incur certain expenses on behalf of the other Party which may represent reimbursable expenses, in which event the Party for whose benefit such expenses were incurred or paid, shall promptly reimburse such paying Party. In addition, the Parties agree that, except as provided in Section 2.15 and Section 2.18, up to and through the Effective Date, (i) all service provider accounts payable and general contract liabilities shall be borne equally (50:50) by PHM and Sleepco/Newco, provided however, in certain limited circumstances, the Parties may agree to share such expenses in such other proportions as mutually agreed in good faith and consistent with past practices, and (ii) Sleepco/Newco shall promptly reimburse PHM for one-half (CAD $161,718.75) of the December 2016 interest payment (CAD $323,437.50) on PHM’s 7.5% Non-Convertible Unsecured Subordinated Debentures due December 31, 2019.  A Party claiming reimbursement pursuant to this Section 2.19 shall provide the other Party with a notice setting forth its calculation of the amount to be reimbursed in accordance with Section 2.23.

2.20	CalCardio Sale

In the event that, within one year of the Effective Date, PHM or one of its Affiliates sells all or any part of its interests in CalCardio, or CalCardio sells all or substantially all of its assets (in each case, a “CalCardio Sale”), PHM shall pay 50% of the after tax proceeds of such CalCardio Sale to Newco.  If the consideration payable to PHM or its Affiliates in a CalCardio Sale consists of non-cash consideration, the proceeds of the CalCardio Sale will be determined to be equal to the fair market value of the consideration received as mutually agreed by the Parties.  In calculating the proceeds of a CalCardio Sale, PHM may discount all taxes paid in connection with the CalCardio Sale (net of any tax benefits received in connection with the CalCardio Sale) and all reasonable and customary professional and other transaction costs associated with any CalCardio Sale.  Contemporaneously with the completion of a CalCardio Sale, PHM will provide a notice to Newco made in accordance with Section 2.23 setting forth PHM’s calculation of the amount payable to Newco as a result of the CalCardio Sale and provide for the direct payment of such amount by the purchaser in the CalCardio Sale to an account designated by Newco.  For greater certainty, in the event that Newco elects to file a Notice of Objection pursuant to Section 2.23(c) in respect of a Payment Notice delivered under this Section 2.20, PHM will be required to pay Newco for any additional amounts which are ultimately determined pursuant to Section 2.23 to be owing from PHM to Newco in connection with a CalCardio Sale.

2.21	Liabilities of Logimedix

PHM and Newco acknowledge that PHM has determined to wind up the operations of Logimedix.  Notwithstanding Section 2.16 and Section 2.17, PHM and Newco agree that, in the event that PHM, Newco, or any of their respective Affiliates, shall incur any Damages relating to the wind up of Logimedix or liabilities relating to the business of Logimedix, the other Party shall reimburse such Party or its Affiliate, as applicable, for 50% of any such Damages incurred.  A Party claiming reimbursement pursuant to this Section 2.21 shall provide the other Party with a notice setting forth its calculation of the amount to be reimbursed made in accordance with Section 2.23.  PHM shall have authority to control negotiations and dispute resolution associated with Logimedix; provided, however, that (i) no settlement shall be entered into with respect to which Damages would result in a reimbursement claim hereunder in excess of the Basket Amount, unless Newco consents in writing to the terms thereof, such consent to not be unreasonably withheld or delayed, and (ii) Newco shall have the right, if it elects to do so, to be represented by legal counsel in any legal proceedings associated with Logimedix, in which case each of PHM and Newco will be responsible for its own legal costs relating to such legal proceedings.

2.22	Litigation Matters

Notwithstanding Section 2.16 and Section 2.17, PHM and Newco agree that in the event that any Damages are incurred by PHM, Newco or their respective Affiliates, in respect of the Lightwater Litigation, the other Party shall reimburse such Party or its Affiliate, as applicable, for 50% of any such Damages incurred.  A Party claiming reimbursement pursuant to this Section 2.22 shall provide the other Party with a notice setting forth its calculation of the amount to be reimbursed made in accordance with Section 2.23.  PHM shall have authority to control negotiations and dispute resolution associated with the Lightwater Litigation; provided, however, (i) no settlement shall be entered into with respect to which Damages would result in a reimbursement claim hereunder in excess of the Basket Amount unless Newco consents in writing to the terms thereof, such consent to not be unreasonably withheld or delayed, and (ii) Newco shall have the right, if it elects to do so, to be represented by legal counsel in the Lightwater Litigation, in which case each of PHM and Newco will be responsible for its own legal costs relating to the Lightwater Litigation.

2.23	Post-Closing Payments

The Parties shall follow the following rules and procedures in determining any amounts payable pursuant to Section 2.18, 2.19, 2.20, 2.21 or 2.22:

(a)	all calculations of payments required to be made pursuant to Section 2.18, 2.19, 2.20, 2.21 or 2.22 will be made in accordance with International Financial Reporting Standards;

(b)
any notice provided by a Party pursuant to Section 2.18, 2.19, 2.20, 2.21 or 2.22 (a “Payment Notice”) shall include sufficient detail, and the Party delivering the Payment Notice shall provide all records, supporting documents and working papers, necessary to support the calculations provided therein;

(c)
upon receipt by a Party of a Payment Notice, such Party shall have 15 Business Days from the date of receipt of the Payment Notice (the “Dispute Period”) to review and provide any objections to the methods, calculations or other determinations made in the Payment Notice by providing notice (a “Notice of Objection”) to the Party delivering the Payment Notice setting forth a detailed statement of the basis of such Party’s objections and each amount in dispute;

(d)
if a Party delivers a Notice of Objection, the Parties shall work expeditiously and in good faith in an attempt to resolve such objections within 10 Business Days following the date of delivery of the Notice of Objection.  Failing resolution of any objection raised by a Party, the dispute shall be submitted for determination to an independent firm of chartered professional accountants or independent firm of certified public accountants mutually agreed upon by the Parties.  Such firm of chartered professional accountants or certified public accountants shall be entitled to retain valuators, appraisers or other experts to assist them in making a determination as to fair market value.  The determination of such firm shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error.  The Parties acknowledge and agree that such firm are deemed to be acting as experts for the purpose of determining the merits of the Notice of Objection and not as arbitrators;

(e)
if a Party does not deliver a Notice of Objection within the Dispute Period, it is deemed to have accepted and approved the Payment Notice, effective the next Business Day following the end of the Dispute Period;

(f)
upon a final determination of an amount owing pursuant to Section 2.18, 2.19, 2.20, 2.21 or 2.22, the Party obligated to make payment shall be required to make payment within 10 Business Days from the date of such final determination; and

(g)
PHM and Newco shall each bear their own fees and expenses, including the fees and expenses of their respective advisors, in preparing or reviewing, as the case may be, Payment Notices and Notices of Objections.  In the case of a dispute and the retention of an independent firm of chartered professional accountants or independent firm of certified public accountants to determine such dispute as contemplated by Section 2.23(d), the costs and expenses of such firm shall be borne equally by PHM and Newco.  However, PHM and Newco shall each bear their own costs in presenting their respective cases to such firm.

ARTICLE 3
REPRESENTATIONS, WARRANTIES & COVENANTS

3.1	Representations and Warranties of PHM

PHM represents and warrants to and in favor of Newco as follows and acknowledges that Newco is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
PHM is a company duly continued and validly subsisting under the laws of the Province of British Columbia and has full capacity and authority to enter into this Agreement and to perform its covenants and obligations hereunder.

(b)	This Agreement has been duly executed and delivered by PHM.

(c)
Neither the execution and delivery of this Agreement nor the performance of any of PHM's covenants and obligations hereunder will constitute a material default under, or be in any material contravention or breach of:

(i)	any provision of its constating documents;

(ii)	any judgment, decree, order, law, statute, rule or regulation applicable to it; or

(iii)	any agreement or instrument to which it is a party or by which it is bound.

(d)	No dissolution, winding-up, bankruptcy, liquidation or similar proceedings have been commenced or to PHM's knowledge, are pending or proposed in respect of PHM.

3.2	Representations and Warranties of Newco

Newco represents and warrants to and in favor of PHM as follows and acknowledges that PHM is relying on such representations and warranties in connection with the entering into of this Agreement:

(a)
Newco is a company duly incorporated and validly subsisting under the laws of the Province of British Columbia and has full capacity and authority to enter into this Agreement and to perform its covenants and obligations hereunder.

(b)	This Agreement has been duly executed and delivered by Newco.

(c)
Neither the execution and delivery of this Agreement nor the performance of any of Newco's covenants and obligations hereunder will constitute a material default under, or be in any material contravention or breach of:

(i)	any provision of its constating documents;

(ii)	any judgment, decree, order, law, statute, rule or regulation applicable to it; or

(iii)	any agreement or instrument to which it is a party or by which it is bound.

(d)	No dissolution, winding-up, bankruptcy, liquidation or similar proceedings have been commenced or to Newco's knowledge, are pending or proposed in respect of Newco.

3.3	Survival of Representations and Warranties

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date of which this Agreement is terminated in accordance with its terms.

3.4	Covenants

(a)
Each of the Parties covenants with the other Party that it will do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments, as may reasonably be required to facilitate the carrying out of the intent and purpose of this Agreement.

(b)
Each of the Parties covenants and agrees with the other Party that all of the right, title and interest in all of the Sleepco Shares as of the date of this Agreement will be transferred pursuant to the Newco Reorganization and, except as provided herein or in the Purchase and Sale Agreements, PHM will not make any further or other representations, warranties, or assurances, expressed or implied, concerning the Sleepco Shares, Sleepco or the Sleepco business, prospects, employees, customers, operations or liabilities.

(c)
The Parties covenant that they will take all reasonable steps to list the Newco Shares and New Common Shares for trading on the TSX-V prior to the Effective Time and to have the Newco Shares and New Common Shares commence trading as soon as possible after the Effective Time.

(d)	Each of the Parties covenants that it will ensure that the information provided by it for the preparation of the Information Circular will:

(i)	be complete and accurate in all material respects;

(ii)	comply with applicable laws; and

(iii)	without limiting the generality of the foregoing, will not include any misrepresentation concerning PHM, Newco, their respective Affiliates, the New Common Shares or the Newco Shares.

(e)
PHM will, with the co-operation of Newco, at its discretion, jointly make the Election in the prescribed form in respect of the Newco Reorganization, and will elect such amount directed by PHM (the “Elected Amount”), which will be deemed to be PHM's respective proceeds of disposition and Newco’s cost of the Holdco Shares transferred to Newco under the Newco Reorganization, which Elected Amount may be amended in the sole discretion of PHM.

(f)
Each of the Parties agree that it shall keep the Confidential Information of the other Party or its Affiliates in strict confidence and shall not, without prior written consent of such other Party or Affiliate:  (a) use for its own benefit or the benefit of others any portion of the Confidential Information for any purpose or (b) disclose any portion of such Confidential Information to any third party.  In the event of any legal action or proceeding or asserted requirement under applicable law or government regulations requesting or demanding disclosure of Confidential Information, the Party receiving such demand shall immediately notify the other Party in writing of such request or demand and the documents requested or demanded so that the Party whose Confidential Information may be subject to disclosure may seek an appropriate protective order or take protective measures and/or waive the compliance with the provisions of this Agreement.  Each Party shall, upon the request of the other, cooperate with the other Party in contesting such request or demand (at the expense of the Party whose Confidential Information is subject to disclosure).  If in the absence of a protective order or a written waiver hereunder from the other Party, the Party receiving such demand (in the reasonable opinion of such Party’s legal counsel), is required to disclose any Confidential Informational or otherwise stand liable for contempt or suffer other penalty, the Party receiving such demand may disclose such Confidential Information as so required without liability hereunder; provided, however, such Party (i) shall give the other Party written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is practicable, (ii) shall furnish only that portion of the Confidential Information which is legally required, and (iii) shall use best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information

(g)
From the date of this Agreement until the one (1) year anniversary of the Effective Time, each Party agrees that it shall not, and shall cause its respective Affiliates not to, directly or indirectly, solicit or assist others in soliciting, as an employee or independent contractor, any person who is a manager, officer or employee of the other Party or such Party’s Affiliates.

ARTICLE 4
AMENDMENT AND TERMINATION

4.1	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

4.2	Termination

This Agreement may at any time before or after the holding of the Meeting, and before or after the granting of the Final Order, be terminated and the Plan of Arrangement withdrawn by direction of the PHM Board without further action on the part of the PHM Securityholders, and nothing expressed or implied herein or in the Plan of Arrangement will be construed as fettering the absolute discretion of the PHM Board to elect to terminate this Agreement and discontinue efforts to effect the Plan of Arrangement for whatever reason it may consider appropriate.

ARTICLE 5
INDEMNIFICATION

5.1	Indemnification by Newco

From and after the Effective Time, Newco shall indemnify, save and keep each of PHM, its successors and assigns, and each of its directors, managers, officers, employees, agents, stockholders, members or Affiliates harmless against and from all Damages sustained, suffered or incurred by any such Person as a result of or arising out of:

(a)	any breach by Newco of, or failure by Newco to comply with, any of the covenants or obligations under this Agreement to be performed by Newco; or

(b)	any Third Party Claim in respect of matters which are the responsibility of Newco under Section 2.16, including any Third Party Claim in respect of the Capital Leases.

5.2	Indemnification by PHM

From and after the Effective Time, PHM shall indemnify, save and keep each of Newco, its successors and assigns, and each of its directors, managers, officers, employees, agents, stockholders, members or Affiliates harmless against and from all Damages sustained, suffered or incurred by any such Person as a result of or arising out of:

(a)	any breach by PHM of, or failure by PHM to comply with, any of the covenants or obligations under this Agreement to be performed by PHM; or

(b)	any Third Party Claim in respect of matters which are the responsibility of PHM under Section 2.17.

5.3	Notice of Claim

An Indemnified Party shall not be entitled to recover under Section 5.1 or Section 5.2 unless a claim has been asserted by written notice, reasonably specifying the facts and details of the alleged claim and, to the extent it is reasonably possible to do so, providing a good faith estimate of the Damages associated with such claim, delivered to the Indemnifying Party.  In addition, an Indemnified Party shall give an Indemnifying Party written notice prior to filing of any lawsuit against such Indemnifying Party.

5.4	Certain Limitations

(a)
An Indemnifying Party shall have no obligation to indemnify an Indemnified Party pursuant to Section 5.1 or Section 5.2 in respect of Damages unless the aggregate amount of all such Damages incurred or suffered by the Indemnified Party exceeds the Basket Amount (at which point the Indemnified Party shall be entitled to recover for all such Damages, including the Basket Amount).

(b)
Payments by an Indemnifying Party pursuant to Section 5.1 or Section 5.2 in respect of any Damages shall be limited to the amount of any Damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement, provided, however, that the Indemnified Party shall have no obligation to litigate against the applicable third party, including any insurance company, to obtain such proceeds or contribution.

(c)
Payments by an Indemnifying Party pursuant to Section 5.1 or Section 5.2 in respect of any Damages shall be reduced by an amount equal to any tax benefit realized or reasonably expected to be realized as a result of such Damage by the Indemnified Party.

(d)
Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

5.5	Third Party Claims

(a)
Promptly following the receipt of notice of a Third Party Claim which may result in an indemnification claim under Section 5.1 or Section 5.2, the Indemnified Party receiving the notice of the Third Party Claim shall notify the Indemnifying Party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.  No delay or failure on the part of the Indemnified Party initially receiving the notice of the Third Party Claim in notifying any other party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) such Indemnifying Party thereby is materially prejudiced.  The Indemnified Party shall tender the defense of a Third Party Claim to the Indemnifying Party.

(b)
Except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend or litigate such Third Party Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall assume the defense of the Third Party Claim, (ii) the Third Party Claim involves only monetary Damages and does not seek an injunction or other equitable relief that, in the good faith judgment of the Indemnified Party, is likely to establish a precedential custom of practice materially adverse to the continuing business interests of the Indemnified Party, (iii) the Indemnifying Party acknowledges in writing that, subject to the Indemnifying Party’s right to reserve its rights to contest the obligation to provide indemnification hereunder, it shall indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (iv) if requested, the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (v) the Third Party Claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (vi) the Indemnified Party has not been advised in writing by counsel reasonably acceptable to the Indemnifying Party that an actual or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party, and it would be unethical for the Indemnifying Party to defend the Indemnified Party, and (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with clauses (i) through (vii) immediately above, the Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party.  So long as the Indemnifying Party has not lost its right to contest, defend, litigate and settle as herein provided (which shall be deemed to happen if any of clauses (i) through (vii) are no longer satisfied), the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in reasonable, good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least three (3) Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless the Indemnified Party is completely released from liability with respect  to such Third Party Claim.  All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of the defense of a Third Party Claim pursuant to this Section 5.5, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least three (3) Business Days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, (i) the Indemnified Party shall be promptly and periodically reimbursed by the Indemnifying Party for the costs and reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such reasonable attorneys’ fees and other expenses, and (ii) the Indemnifying Party shall remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

5.6	Sole Remedy

The indemnification provided by this Article 5 shall be the sole and exclusive remedy for any Damages suffered by any Party as a result of any breach of or failure in performance of any covenant or agreement made by any party to this Agreement.

5.7	Waiver

No waiver by either Party of any default or breach by the other Party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition.  No act, delay, omission or course of dealing on the part of either Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party’s rights, powers and remedies.  All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

ARTICLE 6
GENERAL

6.1	Binding Effect

This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

6.2	Assignment

No Party may assign its rights or obligations under this Agreement.

6.3	Waiver

No waiver or release by any Party will be effective unless in writing signed by the Party granting the same.

6.4	No Third Party Beneficiaries

Except as provided in Article 5, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.5	Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6.6	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any material manner or would prevent or significantly impede or materially delay the completion of the Arrangement.

6.7	Notices.

Unless otherwise specified, each notice to a Party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or electronic tranmission to the Party as follows:

If to PHM:

Name:	Patient Home Monitoring Corp.
Address:	c/o McMillan LLP
Brookfield Place, Suite 4400
181 Bay Street
Toronto, Ontario M5J 2T3
Attention:	Roger Greene
Email:	rsg@canparcap.com

If to the Newco:

Name:	Viemed Healthcare, Inc.
Address:	202 N. Luke Street
Lafayette, Louisiana 70506
Attention:	Casey Hoyt
Email:	choyt@viemed.com

or to any other address, email or Person that the Party designates.  Any notice, if delivered personally or by courier, shall be deemed to have been given when actually received, if by electronic transmission before 3:00 p.m. (Toronto time) on a Business Day, shall be deemed to have been given on that Business Day, and if by electronic transmission after 3:00 p.m. (Toronto time) on a Business Day, shall be deemed to have been given on the Business Day after the date of the transmission

6.8	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.9	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and will be treated in all respects as a British Columbia contract.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

PATIENT HOME MONITORING CORP.		VIEMED HEALTHCARE, INC.

By:	/s/ Gregory J. Crawford	By:	/s/ Casey Hoyt

Name: Gregory J. Crawford	Name: Casey Hoyt
Title: Chief Operating Officer	Title: COO

Signature Page to Arrangement Agreement

SCHEDULE A
PLAN OF ARRANGEMENT

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context requires, the following terms will have the respective meanings set out below:

“5 Day VWAP” at any particular time in respect of a security means the volume weighted average trading price of  the security on the principal exchange on which the security is traded for the five consecutive trading days, calculated by dividing the total value of all trades by the total volume of all trades for such five day period, and in the case of a calculation of the 5 Day VWAP of Newco further divided by ten to reflect the exchange ratio of PHM Shares for Newco Shares pursuant to the Arrangement.

“Arrangement” means the arrangement under section 288 of the BCBCA contemplated by this Plan of Arrangement.

“Arrangement Agreement” means the Arrangement Agreement dated January 11, 2017 between PHM and Newco.

“Arrangement Resolution” means the special resolution to be considered and voted on by PHM Securityholders at the Meeting to approve the Arrangement, to be in substantially the form attached as Schedule B to the Arrangement Agreement.

“BCBCA” means the Business Corporations Act (British Columbia), as amended, and the regulations thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Court” means the Supreme Court of British Columbia.

“Depositary” means Computershare Investor Services Inc. or such other institution as PHM may select.

“Direct Registration Advice” means written evidence of the book entry issuance or holding of shares issued to the holder by the transfer agent of such shares.

“Dissent Rights” has the meaning set out in Section 3.1 of this Plan of Arrangement.

“Dissent Securities” means the PHM Shares or PHM Options held by a Dissenting Securityholder in respect of which the Dissenting Securityholder has duly and validly exercised the Dissent Rights.

“Dissenting Securityholder” means a registered PHM Securityholder who has duly and validly exercised the Dissent Rights.

“Effective Date” means the date selected by PHM as being the date upon which the Arrangement first becomes effective.

“Effective Time” means 12:01 a.m. (Pacific Standard Time) on the Effective Date, or such other time on the Effective Date as determined by PHM.

“Eligible Newco Optionholders” means each person that is an “Eligible Person” as defined in the Newco Option Plan, which shall include each officer, director and employee and each Management Company Employee and Consultant (as such capitalized terms are defined in Policy 4.4 of the TSX-V’s Corporate Finance Manual) of Newco upon completion of the Arrangement.

“Eligible PHM Optionholders” means each person that is an “Eligible Person” as defined in the New PHM Option Plan, which shall include each officer, director and employee and each Management Company Employee and Consultant (as such capitalized terms are defined in Policy 4.4 of the TSX-V’s Corporate Finance Manual) of PHM upon completion of the Arrangement.

“Encumbrance” includes, with respect to any property or asset, any mortgage, pledge, assignment, hypothec, charge, lien, security interest, adverse right or claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time before the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Former PHM Optionholder” means a holder of unexercised PHM Options immediately before the Effective Time.

“Former PHM Shareholder” means a holder of PHM Shares immediately before the Effective Time.

“Interim Order” means the interim order of the Court in respect of the Arrangement providing for, among other things, the calling and holding of the Meeting, as the same may be amended, supplemented or varied by the Court.

“Letter of Transmittal” means the letter of transmittal for use by registered PHM Shareholders in connection with the Arrangement.

“Meeting” means the annual and special meeting of the PHM Securityholders (including any adjournment or postponement thereof) to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement Resolution.

“New Common Shares” means common shares in the authorized share structure of PHM to be created in accordance with this Plan of Arrangement and which will have attached thereto the same rights and privileges as the PHM Shares immediately prior to the Effective Time.

“New PHM Exercise Price Ratio” means the ratio determined by the following formula:

X
(X+Y)

where

X = the 5 Day VWAP of the New Common Shares immediately following the Effective Time, and

Y = the 5 Day VWAP of the Newco Shares immediately following the Effective Time.

“New PHM Option Plan” means the stock option plan to be adopted and approved in connection with the Arrangement that will replace the PHM Option Plan and pursuant to which New PHM Options will be granted.

“New PHM Options” means the stock options of PHM that will be granted to certain Former PHM Optionholders under the Arrangement and will be exercisable for New Common Shares pursuant to the New PHM Option Plan.

“Newco” means Viemed Healthcare, Inc., a company incorporated under the laws of British Columbia.

“Newco Exercise Price Ratio” means the ratio determined by the following formula:

Y
(X+Y)

where

X = the 5 Day VWAP of the New Common Shares immediately following the Effective Time, and

Y = the 5 Day VWAP of the Newco Shares immediately following the Effective Time.

“Newco Option Plan” means the stock option plan of Newco to be adopted and approved in connection with the Arrangement and pursuant to which Newco Options will be granted.

“Newco Options” means the stock options of Newco that will be granted to certain Former PHM Optionholders pursuant to the Arrangement and will be exercisable for Newco Shares pursuant to the Newco Option Plan.

“Newco Shares” means the common shares in the capital of Newco.

“PHM” means Patient Home Monitoring Corp., a company incorporated under the laws of British Columbia.

“PHM Board” means the board of directors of PHM, as may be constituted from time to time.

“PHM Optionholder” means a holder of PHM Options.

“PHM Option Plan” means the stock option plan of PHM dated effective June 1, 2010.

“PHM Options” means the outstanding options to purchase PHM Shares granted pursuant to the PHM Option Plan.

“PHM Shareholder” means a holder of PHM Shares.

“PHM Securityholders” means, together, the PHM Shareholders and PHM Optionholders.

“PHM Shares” means the common shares in the authorized share structure of PHM as constituted prior to the Effective Time.

“PHM Warrants” means the outstanding warrants and compensation options to purchase PHM Shares.

“Parties” means PHM and Newco, and “Party” means any one of them.

“Person” means any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions mean this plan of arrangement and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Arrangement Agreement or at the direction of the Court in the Final Order.

“Registrar” means the Registrar of Companies appointed under the BCBCA.

“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations thereunder.

“TSX-V” means the TSX Venture Exchange.

“United States” or “U.S.” means the United States of America, any territory or possession thereof, any state of the United States, and the District of Columbia.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section”, “Subsection” or “Paragraph” followed by a number and/or a letter refer to the specified Article, Section, Subsection or Paragraph of this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa. Words importing gender include all genders.

1.4	Time

Time will be of the essence in every matter or action contemplated in this Plan of Arrangement. All times expressed herein are local time (Vancouver, British Columbia) unless otherwise stipulated.

1.5	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2
ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which will occur in the order set forth herein. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the Arrangement Agreement, the provisions of this Plan of Arrangement will govern.

2.2	Binding Effect

At the Effective Time, the Arrangement will be binding on:

(a)	PHM;

(b)	Newco;

(c)	all PHM Shareholders;

(d)	all PHM Optionholders; and

(e)	all holders of PHM Warrants.

2.3	The Arrangement

Commencing at the Effective Time, except as otherwise noted herein, the following will occur and will be deemed to occur in the following order without any further act or formality on the part of any Person:

(a)	all Dissent Securities held by Dissenting Securityholders will be deemed to have been transferred to PHM, and:

(i)
each Dissenting Securityholder will cease to have any rights as a PHM Securityholder other than the right to be paid by PHM, in accordance with the Dissent Rights, the fair value of such Dissent Securities;

(ii)	the Dissenting Securityholder's name will be removed as the holder of such Dissent Securities from the central securities register of PHM;

(iii)	the Dissent Securities will be cancelled; and

(iv)
the Dissenting Securityholder will be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Dissent Securities;

(b)
notwithstanding the terms of the PHM Option Plan, including any agreement made thereunder, each PHM Option that has not been duly exercised prior to the Effective Time will be deemed to be surrendered and shall be cancelled (without any action on the part of the holder of the PHM Option), and each agreement relating to each PHM Option will be terminated and of no further force and effect, and:

(i)	in exchange, each Former PHM Optionholder will be entitled to receive the following:

(A)
for each PHM Option registered in the name of an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, and each such New PHM Option will be governed by the terms of the New PHM Option Plan and will have:

(1)	an exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price Ratio (rounded to the nearest half cent);

(2)	the same expiry date as the expiry date of the PHM Option for which such New PHM Option was exchanged; and

(3)	the same vesting terms as the vesting terms of the PHM Option for which such New PHM Option was exchanged;

(B)
for each fully-vested PHM Option registered in the name of a person other than an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, and each such New PHM Option will be governed by the terms of the New PHM Option Plan and will have:

(1)	an exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price Ratio (rounded to the nearest half cent); and

(2)	an expiry date that is the date which is three (3) months from the Effective Date;

(C)
for each PHM Option registered in the name of an Eligible Newco Optionholder that is outstanding immediately before the Effective Time, the holder will receive one tenth (1/10) of a Newco Option, with each whole Newco Option entitling the holder to purchase from Newco one (1) Newco Share for every PHM Share that could be purchased under the PHM Option, and each such Newco Option will be governed by the terms of the Newco Option Plan and will have:

(1)	an exercise price per Newco Share equal to ten times the exercise price of the applicable PHM Option multiplied by the Newco Exercise Price Ratio (rounded to the nearest half cent);

(2)	the same expiry date as the expiry date of the PHM Option for which such Newco Option was exchanged; and

(3)	the same vesting terms as the vesting terms of the PHM Option for which such Newco Option was exchanged,

provided that, none of the New PHM Options or Newco Options will be exercisable until, subsequent to the Effective Date, five trading days have elapsed in respect of each of PHM and Newco, such that the New PHM Exercise Price Ratio and Newco Exercise Price Ratio have been determined;

(ii)
the PHM Option Plan will be terminated, and neither PHM nor any PHM Optionholder will have any rights, liabilities or obligations with respect to the PHM Option Plan, any PHM Option or any agreements made in connection therewith; and

(iii)	the respective option registers of PHM and Newco will be deemed to be amended accordingly; and

(c)	PHM will undertake a reorganization of capital within the meaning of Section 86 of the Tax Act, which organization will occur in the following order:

(i)
the identifying name of the PHM Shares will be changed from “Common Shares” to “Class A Common Shares” and the special rights and restrictions attached to such shares will be amended to provide that each PHM Share is entitled to two votes at any meeting of the shareholders of PHM, and to reflect such amendments PHM’s articles will be deemed to be amended by replacing Section 26.3 of PHM’s articles in its entirety with a new Section 26.3 as set out in Appendix “A” to this Plan of Arrangement and PHM’s notice of articles will be deemed to be amended accordingly;

(ii)
the New Common Shares, being shares without par value, will be created as a class, the identifying name of the New Common Shares will be “Common Shares”, and the maximum number of New Common Shares which PHM will be authorized to issue will be unlimited;

(iii)
each outstanding PHM Share will be exchanged (without any further act or formality on the part of the PHM Shareholder), free and clear of all Encumbrances, for one (1) New Common Share and one tenth (1/10) of one Newco Share (provided that if the foregoing would result in the issuance of a fraction of a Newco Share, then the number of Newco Shares otherwise issued will be rounded down to the nearest whole number of Newco Shares) and the PHM Shares will thereupon be cancelled, and:

(A)	the holders of PHM Shares will cease to be the holders thereof and cease to have any rights or privileges as holders of PHM Shares;

(B)	the holders’ names will be removed from the securities register of PHM; and

(C)
each PHM Shareholder will be deemed to be the holder of the New Common Shares and the Newco Shares exchanged for the PHM Shares, in each case, free and clear of any Encumbrances, and will be entered into the securities register of PHM and Newco, as the case may be, as the registered holder thereof;

(iv)
the authorized share capital of PHM will be amended by (A) the elimination of the PHM Shares and the special rights and restrictions attached to such shares, (B) the elimination of the special rights and restrictions attached to the First Preferred Shares and Second Preferred Shares of PHM, and (C) the creation of special rights and restrictions for the New Common Shares, First Preferred Shares and Second Preferred Shares of PHM as set out in Appendix “B” to this Plan of Arrangement; and to reflect such amendments Part 26 of PHM’s articles will be deleted in its entirety and replaced with a new Part 26 as set out in Appendix “B” to this Plan of Arrangement and the notice of articles will be deemed to be amended accordingly; and

(v)
the capital of PHM in respect of the New Common Shares will be an amount equal to the paid-up capital for the purposes of the Tax Act in respect of the PHM Shares immediately prior to the Effective Time, less the fair market value of the Newco Shares distributed on such exchange as determined by the PHM Board;

provided that none of the foregoing will occur or be deemed to occur unless all of the foregoing occurs or is deemed to occur.

ARTICLE 3
DISSENT RIGHTS

3.1	Dissent Rights

(a)	A registered PHM Securityholder may exercise dissent rights in connection with the Arrangement Resolution in the manner set out in the BCBCA (the “Dissent Rights”), as modified by the Interim Order.

(b)	Without limiting the generality of the foregoing, Dissenting Securityholders who duly exercise Dissent Rights and who:

(i)	are ultimately paid fair value for their Dissent Securities will be paid by PHM and will be deemed to have transferred their Dissent Securities in accordance with Subsection 2.3(a); or

(ii)
are ultimately not entitled, for any reason, to be paid fair value for the Dissent Securities will be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as non-dissenting holders of PHM Securities and will be entitled to receive the shares and options, as applicable, that such holders would have received pursuant to Subsections 2.3(b) and (c) as applicable, if such holders had not exercised Dissent Rights.

(c)
In no circumstances will PHM, Newco or any other Person be required to recognize a Person as a Dissenting Securityholder unless such Person is a registered holder of those PHM Securities in respect of which such rights are sought to be exercised.

(d)
For greater certainty, in no case will PHM, Newco or any other Person be required to recognize Dissenting Securityholders as holders of New Common Shares, Newco Shares, New PHM Options, or Newco Options, as applicable, after the Effective Time, and the names of all Dissenting Securityholders will be deleted from the central securities register of PHM as of the Effective Time.

(e)
For greater certainty, in addition to any other restrictions in the BCBCA and the Interim Order, PHM Shareholders and PHM Optionholders who vote, have voted or have instructed a proxyholder to vote in favor of the Arrangement Resolution will not be entitled to exercise Dissent Rights.

ARTICLE 4
SECURITIES AND RELATED CERTIFICATES

4.1	Right to New Common Shares and Newco Shares

(a)
Subject to Section 4.6 hereof, as soon as practicable following the later of the Effective Time and the date of surrender to the Depositary for cancellation of certificate(s) (if any) that immediately before the Effective Time represented one or more outstanding PHM Shares that were exchanged for New Common Shares and Newco Shares in accordance with Subsection 2.3(c) hereof, together with such other documents and instruments contemplated by the Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Former PHM Shareholder of such surrendered certificate(s) (if any) will be entitled to receive in exchange therefor, and the Depositary will, and PHM and Newco, as applicable, will cause the Depositary to, deliver to such Former PHM Shareholder share certificates or Direct Registration Advices representing the New Common Shares and the Newco Shares that such Former PHM Shareholder is entitled to receive, in accordance with this Plan of Arrangement.

(b)
Subject to Article 3 and Section 4.6, after the Effective Time and until surrendered for cancellation as contemplated by Subsection 4.1(a) hereof, each certificate that immediately before the Effective Time represented one or more PHM Shares will be deemed at all times to represent only the right to receive in exchange therefor the New Common Shares and Newco Shares that the holder of such certificate (if any) is entitled to receive in accordance with Subsection 2.3(c) hereof.

4.2	Lost Certificates

If any certificate that immediately before the Effective Time represented one or more outstanding PHM Shares that were exchanged for the New Common Shares and Newco Shares in accordance with Subsection 2.3(c) hereof, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the New Common Shares and Newco Shares that such holder is entitled to receive in accordance with Section 4.1 hereof. When authorizing such delivery of New Common Shares and Newco Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such New Common Shares and Newco Shares is to be delivered will, as a condition precedent to the delivery of such New Common Shares and Newco Shares, give an indemnity bond satisfactory to PHM, Newco and the Depositary in such amount as PHM, Newco and the Depositary may direct, or otherwise indemnify PHM, Newco and the Depositary in a manner satisfactory to PHM, Newco and the Depositary, against any claim that may be made against PHM, Newco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and will otherwise take such actions as may be required by the articles of PHM.

4.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to New Common Shares or Newco Shares with a record date after the Effective Time will be delivered to the holder of any unsurrendered certificate that, immediately before the Effective Time, represented outstanding PHM Shares unless and until the holder of such certificate will have complied with the provisions of Sections 4.1 or 4.2 hereof. Subject to applicable law and to Section 4.6 hereof, at the time of such compliance, there will, in addition to the delivery of New Common Shares and Newco Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of all dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New Common Shares or Newco Shares.

4.4	Withholding Rights

PHM, Newco and the Depositary will be entitled to deduct and withhold from all dividends, distributions or other amounts otherwise payable to any Former PHM Shareholder such amounts as PHM, Newco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the Former PHM Shareholder in respect of which such deduction and withholding was made, provided, however, that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that any shares or other non-cash consideration is required to be deducted or withheld from any payment to a Former PHM Shareholder, any of PHM, Newco or the Depositary is hereby authorized to sell or otherwise dispose of shares or other consideration as is necessary to provide sufficient funds to enable PHM, Newco or the Depositary to comply with all deduction or withholding requirements applicable to it, and PHM, Newco or the Depositary will notify the holder thereof and remit to the holder thereof any unapplied balance of the net proceeds of such sale.

4.5	Withholding relating to Former PHM Optionholders

PHM will be entitled to deduct and withhold from any amount payable to any Former PHM Optionholder, such amount as is required or permitted to be deducted or withheld under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, including the right to withhold New PHM Options and/or Newco Options if required (the “Withholding Obligations”).

PHM shall have the right, in its discretion, to satisfy any Withholding Obligations by:

(a)	causing to be exercised, such number of New PHM Options and/or Newco Options as is sufficient to fund the Withholding Obligations;

(b)
selling or causing to be sold, on behalf of any Former PHM Optionholder, such number of New Common Shares and/or Newco Shares issued to the Former PHM Optionholder on the exercise of New PHM Options or Newco Options, respectively, as is sufficient to fund the Withholding Obligations;

(c)	retaining the amount necessary to satisfy the Withholding Obligations from any amount which would otherwise be delivered, provided or paid to the Former PHM Optionholder by PHM; and

(d)	making such other arrangements as PHM may reasonably require.

The sale of New Common Shares or Newco Shares by PHM, or by a broker engaged by PHM (the “Broker”), will be made on the TSX-V. The Former PHM Optionholder consents to such sale and grants to PHM an irrevocable power of attorney to effect the sale of such New Common Shares or Newco Shares on his or her behalf and acknowledges and agrees that (i) the number of New Common Shares or Newco Shares sold shall, at a minimum, be sufficient to fund the Withholding Obligations net of all selling costs, which costs are the responsibility of the Former PHM Optionholder and which the Former PHM Optionholder hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such New Common Shares or Newco Shares, PHM or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither PHM nor the Broker will be liable for any loss arising out of any sale of such New Common Shares or Newco Shares including any loss relating to the pricing, manner or timing of such sales or any delay in transferring any New Common Shares or Newco Shares to the Former PHM Optionholder or otherwise. The Former PHM Optionholder further acknowledges that the sale price of such New Common Shares or Newco Shares will fluctuate with the market price of the New Common Shares or Newco Shares and no assurance can be given that any particular price will be received upon any sale.

4.6	Limitation and Proscription

Subject to Article 3, to the extent that a Former PHM Shareholder will not have complied with the provisions of Sections 4.1 or 4.2 hereof on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the New Common Shares and Newco Shares that such Former PHM Shareholder was entitled to receive will be automatically cancelled without any repayment of capital in respect thereof and such New Common Shares and Newco Shares, will be delivered to PHM or Newco, as applicable, by the Depositary and the share certificates or Direct Registration Advices representing such New Common Shares and Newco Shares will be cancelled, and the interest of the Former PHM Shareholder in such New Common Shares and Newco Shares will be terminated as of the Final Proscription Date.

4.7	New PHM Options and Newco Options

Immediately after the Effective Time, any document or instrument previously evidencing outstanding PHM Options will be, and will be deemed to be, terminated and of no force or effect. After the Effective Time, a former holder of PHM Options will be entitled to receive from each of PHM and Newco, as the case may be, and PHM and Newco will deliver, as the case may be, within a reasonable period of time, the certificates or other documents or agreements evidencing the New PHM Options and the Newco Options to which such holder is entitled pursuant to Subsection 2.3(b) hereof, as the case may be, each of which will reflect the terms of this Plan of Arrangement, the New PHM Options, the Newco Options, the New PHM Option Plan, and the Newco Option Plan, as the case may be.

4.8	No Encumbrances

Any exchange or transfer of securities pursuant to this Plan of Arrangement will be free and clear of any Encumbrances of any kind.

4.9	Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement will take precedence and priority over any and all PHM Shares and PHM Options issued before the Effective Time;

(b)	the rights and obligations of the registered holders of PHM Shares and PHM Options, PHM, and Newco, will be solely as provided for in this Plan of Arrangement; and

(c)
all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any PHM Share or PHM Options outstanding as at the Effective Time will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5
AMENDMENT AND WITHDRAWAL

5.1	Amendment of Plan of Arrangement

(a)
PHM reserves the right to amend, modify and supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Meeting, approved by Newco and the Court and communicated to PHM Securityholders in the manner required by the Court (if so required).

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by PHM at any time before or at the Meeting with or without any other prior notice or communication and if so proposed and accepted by the PHM Securityholders voting at the Meeting will become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting will be effective only if it is consented to by PHM and Newco (each acting reasonably).

(d)
Notwithstanding the above, any amendment that concerns a matter that is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Person in his, her or its capacity as an PHM Securityholder, will not require Court approval or communication to the PHM Securityholders.

5.2	Withdrawal of Plan of Arrangement

This Plan of Arrangement may be withdrawn before the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6
FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

APPENDIX A

26.3 The Class A Common Shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Voting: The holders of the Class A Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and, on any vote taken by poll, to two votes in respect of each Class A Common Share held at all such meetings.

(b) Dividends: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Class A Common Shares, the holders of the Class A Common Shares shall be entitled to receive and participate rateably in any dividends declared by the board of directors.

(c) Liquidation, Dissolution or Winding-Up: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Class A Common Shares, in the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its shareholders for the purposes of winding up its affairs, the holders of the Class A Common Shares shall participate rateably in the distribution of the assets of the Company.

APPENDIX B

PART 26

SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO SHARES

The Company is authorized to issued an unlimited number of First Preferred Shares, an unlimited number of Second Preferred Shares and an unlimited number of Common Shares, all subject to the following rights, privileges, restrictions and conditions:

26.1 The First Preferred shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Issuance in Series: The First Preferred Shares may be issued from time to time in one or more series and, subject to these articles, the board of directors is authorized to fix, from time to time before issuance, the number of shares in and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of First Preferred Shares.

(b) Ranking of First Preferred Shares: The First Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, rank on a parity with the First Preferred Shares of every other series and be entitled to preference over the Second Preferred Shares, the Common Shares and the shares of any other class ranking junior to the First Preferred Shares. The First Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Second Preferred Shares, the Common Shares and the shares of any other class ranking junior to the First Preferred Shares or as may be fixed in accordance with §26.1(a).

(c) Approval by Holders of First Preferred Shares: The approval by the holders of the First Preferred Shares with respect to any and all matters referred to herein may, subject to the provisions of the Business Corporations Act (British Columbia), be given in writing by the holders of all of the First Preferred Shares for the time being outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the First Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which meeting holders of not less than a majority of all First Preferred Shares then outstanding are present in person or represented by proxy; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all First Preferred Shares then outstanding are not present in person or represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place, as may be fixed by the chairman of such meeting and at such adjourned meeting the holders of First Preferred Shares present in person or represented by proxy, whether or not they hold a majority of all First Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the First Preferred Shares hereinbefore mentioned. Notice of any such original meeting of the holders of the First Preferred Shares shall be given not less than 21 days nor more than 50 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called. No notice of any such adjourned meeting need be given unless such meeting is adjourned by one or more adjournments for an aggregate of 30 days or more from the date of such original meeting, in which latter case notice of the adjourned meeting shall be given in the manner prescribed for the original meeting as aforesaid.

26.2 The Second Preferred shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Issuance in Series: The Second Preferred Shares may be issued from time to time in one or more series and, subject to these articles, the board of directors is authorized to fix, from time to time before issuance, the number of shares in and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of Second Preferred Shares.

(b) Ranking of Second Preferred Shares: The Second Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding- up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, rank on a parity with the Second Preferred Shares of every other series and be entitled to preference over the Common Shares and the shares of any other class ranking junior to the Second Preferred Shares. The Second Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Common Shares and the shares of any other class ranking junior to the Second Preferred Shares or as may be fixed in accordance with §26.2(a).

(c) Approval by Holders of Second Preferred Shares: The approval by the holders of the Second Preferred Shares with respect to any and all matters referred to herein may, subject to the provisions of the Business Corporations Act (British Columbia), be given in writing by the holders of all of the Second Preferred Shares for the time being outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the Second Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which meeting holders of not less than a majority of all Second Preferred Shares then outstanding are present in person or represented by proxy; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Second Preferred Shares then outstanding are not present in person or represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place, as may be fixed by the chairman of such meeting and at such adjourned meeting the holders of Second Preferred Shares present in person or represented by proxy, whether or not they hold a majority of all Second Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Second Preferred Shares hereinbefore mentioned. Notice of any such original meeting of the holders of the Second Preferred Shares shall be given not less than 21 days nor more than 50 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called. No notice of any such adjourned meeting need be given unless such meeting is adjourned by one or more adjournments for an aggregate of 30 days or more from the date of such original meeting, in which latter case notice of the adjourned meeting shall be given in the manner prescribed for the original meeting as aforesaid.

26.3 The Common Shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Voting: The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and, on any vote taken by poll, to one vote in respect of each Common Share held at all such meetings.

(b) Dividends: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and participate rateably in any dividends declared by the board of directors.

(c) Liquidation, Dissolution or Winding-Up: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Common Shares, in the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its shareholders for the purposes of winding up its affairs, the holders of the Common Shares shall participate rateably in the distribution of the assets of the Company.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(1)
The arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”), as more particularly described and set forth in the management information circular (the “Circular”) of Patient Home Monitoring Corp. (“PHM”) dated [●], 2016 accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is authorized, approved and adopted.

(2)
The plan of arrangement (the “Plan of Arrangement”), involving PHM and Viemed Healthcare, Inc. (“Viemed”) and implementing the Arrangement, the full text of which is set out in Appendix B to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is authorized, approved and adopted.

(3)
The arrangement agreement (the “Arrangement Agreement”) between PHM and Viemed dated January 11, 2017, and all the transactions contemplated therein, the actions of the directors of PHM in approving the Arrangement and the actions of the directors and officers of PHM in executing and delivering the Arrangement Agreement and any amendments thereto are confirmed, ratified, authorized and approved.

(4)
Notwithstanding that this resolution has been passed (and the Arrangement approved) by the securityholders of PHM or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of PHM are authorized and empowered, without further notice to, or approval of, the securityholders of PHM:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

(5)
Any one director or officer of PHM is hereby authorized, for and on behalf and in the name of PHM, to execute and deliver, whether under corporate seal of PHM or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Arrangement in accordance with the terms of the Arrangement Agreement, including, but not limited to:

(a)	all actions required to be taken by or on behalf of PHM, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents, Notice(s) of Alteration and all other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by PHM,

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE C
CAPITAL LEASES

Contract Number
101-10041986

101-10042952

101-10045483

101-10049087

101-10050642

101-10052379

101-10067499

101-10068668

101-10071474

101-10076384

101-10079720

101-10091410

101-10091415

101-10091419

101-10091421

101-10091422

101-10091425

101-10091426

101-10097379

101-10107711